                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -----------------------------

                                  SCHEDULE TO/A

           Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                       (Amendment No. 4-Final Amendment)

                              PTEK HOLDINGS, INC.
              (Name of Subject Company (Issuer) and Filing Person)

                       OPTIONS TO PURCHASE COMMON STOCK,
                            PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                  74058F 10 2
                     (CUSIP Number of Class of Securities)
                                 (Common Stock)

                                PATRICK G. JONES
                            EXECUTIVE VICE PRESIDENT
                              PTEK HOLDINGS, INC.
                           3399 PEACHTREE ROAD, N.E.
                         THE LENOX BUILDING, SUITE 600
                               ATLANTA, GA  30326
                                 (404) 262-8400
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                   Communications on Behalf of Filing Person)

                                With a copy to:
                               LAURA G. THATCHER
                               ALSTON & BIRD LLP
                           1201 WEST PEACHTREE STREET
                             ATLANTA, GA 30309-3424
                                 (404) 881-7000

                           CALCULATION OF FILING FEE
            Transaction Valuation*             Amount of Filing Fee
                 $7,241,944                          $1,449.00

* Calculated solely for purposes of determining the filing fee in accordance with Section 13(e)(3) of the Securities Exchange Act of 1934 and Rule 0-11 thereunder. This amount assumes the purchase of all options for which this offer is being made.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       Amount previously paid:   $1,449.00     Filing party: PTEK Holdings, Inc.
       Form of registration No.: 005-47353     Date filed:   November 29, 2001

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
[ ]  third party tender offer subject to Rule 14d-1.
[x]  issuer tender offer subject to Rule 13e-4.
[ ]  going-private transaction subject to Rule 13e-3.
[ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [X]

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     This Final Amendment No. 4 amends and supplements the Tender Offer
Statement on Schedule TO, dated November 29, 2001, as amended by Amendment No. 1 on Schedule TO/A, dated December 10, 2001, Amendment No. 2 on Schedule TO/A, dated December 14, 2001, and Amendment No. 3 on Schedule TO/A, dated December 21, 2001, filed by PTEK Holdings, Inc. (the "Company"), a Georgia corporation, with the Securities and Exchange Commission (the "Schedule TO") relating to an offer by the Company to purchase from its current employees and directors and certain designated former employees, certain outstanding options to acquire shares of its common stock, par value $.01 per share (the "Options"), for shares of restricted stock, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 29, 2001 as amended (the "Offer to Purchase"), and the related Letter of Transmittal as amended (the "Letter of Transmittal," which together with the Offer to Purchase constitute the "Offer"). The Offer to Purchase expired at 12:00 midnight, EST, on December 28, 2001. Pursuant to the Offer to Purchase, the Company accepted for purchase options exercisable for 6,006,327 shares of its common stock. The Company issued 2,402,561 shares of restricted stock in exchange for the options tendered in the offer.

ITEM 12. EXHIBITS.

(a) (1) Offer to Purchase, dated November 29, 2001, as amended on December 10, 2001, December 14, 2001 and December 21, 2001.***


     (2)  Form of Letter of Transmittal as amended on December 10, 2001.**

     (3)  Form of Letter to Holders.*

     (4) PTEK Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference.


                                       2
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     (5)         PTEK Holdings, Inc. Quarterly Report on Form 10-Q for the
                 quarter ended March 31, 2001, incorporated herein by reference.

     (6) PTEK Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, incorporated herein by reference.

     (7) PTEK Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, incorporated herein by reference.

     (8) PTEK Holdings, Inc. Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 21, 2001,
                 July 11, 2001 and October 9, 2001, incorporated herein by reference.

(d)  (1.1)       PTEK Holdings, Inc. 1998 Stock Plan (formerly named Premiere
                 Technologies, Inc., Amended and Restated 1998 Stock Plan), incorporated by reference to Exhibit 10.1 to PTEK Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended June
                 30, 1999, and Amendment No. 1 thereto, incorporated by reference to Exhibit 10.45 to PTEK Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2000.

     (1.2) PTEK Holdings, Inc. 1995 Stock Plan, incorporated by reference to Appendix C to the PTEK Holdings, Inc. definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2001.

     (2.1)       Representative Sample of Restricted Stock Award Agreement.*

(b), (g) and (h) Not applicable.

----------
 * Previously filed as an exhibit to Schedule TO filed with the Securities and Exchange Commission on November 29, 2001.

** Previously filed as an exhibit to the Schedule TO/A filed with the Securities and Exchange Commission on December 10, 2001.

*** Previously filed as an exhibit to the Schedule TO/A filed with the Securities and Exchange Commission on December 21, 2001.

                                   SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO/A is true, complete and correct.

                                   PTEK HOLDINGS, INC.


                                   By:  /s/ Boland T. Jones
                                        ------------------------------------
                                        Boland T. Jones
                                        Chairman and Chief Executive Officer

Dated:  January 2, 2002

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                               INDEX TO EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION

Al    -   Offer to Purchase, dated November 29, 2001, as amended on December 10,
          2001, December 14, 2001 and December 21, 2001.***

A2    -   Form of Letter of Transmittal as amended on December 10, 2001.**

A3    -   Form of Letter to Holders.*

A4    -   PTEK Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference.

A5    -   PTEK Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, incorporated herein by reference.

A6    -   PTEK Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, incorporated herein by reference.

A7    -   PTEK Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, incorporated herein by reference.

A8    -   PTEK Holdings, Inc. Current Reports on Form 8-K filed with the Securities and Exchange
          Commission on February 21, 2001, July 11, 2001 and October 9, 2001, incorporated herein by reference.

D1.1  -   PTEK Holdings, Inc. 1998 Stock Plan (formerly named Premiere Technologies, Inc., Amended and
          Restated 1998 Stock Plan), incorporated by reference to Exhibit 10.1 to PTEK Holdings, Inc.
          Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, and Amendment No. 1 thereto, incorporated by reference to Exhibit 10.45 to PTEK Holdings, Inc. Annual Report on Form 10-K
          for the year ended December 31, 2000.

D1.2  -   PTEK Holdings, Inc. 1995 Stock Plan, incorporated by reference to Appendix C to the PTEK Holdings,
          Inc. definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2001.

D2.1  -  Representative Sample of Restricted Stock Award Agreement.*

* Previously filed as an exhibit to Schedule TO filed with the Securities and Exchange Commission on November 29, 2001.

** Previously filed as an exhibit to the Schedule TO/A filed with the Securities and Exchange Commission on December 10, 2001.

*** Previously filed as an exhibit to the Schedule TO/A filed with the Securities and Exchange Commission on December 21, 2001.

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